NEWS RELEASE For More Information: Ken McEwen Manager, Investor Relations 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

ProAssurance Completes NORCAL Transaction
BIRMINGHAM, AL – (BUSINESSWIRE) – May 5, 2021 – ProAssurance Corporation (NYSE: PRA) announced today that its acquisition of NORCAL Mutual (“NORCAL”) was completed May 5, 2021. NORCAL’s members overwhelmingly approved the transaction at a special meeting on April 26.
Under terms of a previously announced agreement, NORCAL became part of ProAssurance following its demutualization. Through its tender offer to NORCAL policyholders who elected to receive stock in the conversion of NORCAL Mutual, ProAssurance has acquired over 98% of the stock of NORCAL Insurance Company, the successor to NORCAL Mutual. The base consideration for the transaction at closing is $441 million.
“The completion of the NORCAL transaction marks a significant milestone in our Mission to Protect Others,” said Ned Rand, President and Chief Executive Officer of ProAssurance. “NORCAL is one of the leading writers of medical professional liability insurance in the country. We believe their contributions to our customers and culture will expand our product capabilities with broader geographic scale and efficiencies and will support a true nationwide platform to deliver value to our customers and stakeholders. We are delighted to welcome NORCAL’s employees and policyholders to our family.”
Sandra Beretta, MD, immediate past Chair of NORCAL’s Board of Directors, said, “I am delighted that NORCAL is now officially partners with such an impressive organization. NORCAL has been a stable, long-time participant in the medical professional liability insurance marketplace, and the combination with ProAssurance will bring policyholders further confidence, knowing NORCAL will be able to offer them an even higher level of financial security and service.”
“ProAssurance’s financial strength, diverse risk transfer capabilities, success in integrating acquisitions, and—most importantly—its focus on policyholder success were the key factors in the decision to join with them,” she continued. “NORCAL has protected physicians and other healthcare professionals for more than four decades. As part of the ProAssurance family, NORCAL has increased its ability to serve its policyholders for many years to come.”
Policyholders who elected to receive NORCAL stock and tender it to ProAssurance will receive their allocated share of the converted company’s equity in cash, and are eligible for a share of Contingent Consideration in an amount of up to approximately $83 million depending upon development of NORCAL’s ultimate net losses between December 31, 2020 and December 31, 2023. ProAssurance is funding the transaction with $248 million of cash on hand, and NORCAL will pay $2 million to policyholders who elected to receive the discounted cash option for their allocated share of the converted equity. The remainder of the base consideration, approximately $191 million, is in the form of contribution certificates issued to certain NORCAL policyholders in the conversion of NORCAL Mutual, and those instruments are an obligation of NORCAL Insurance Company. Base consideration and maximum contingent consideration are subject to non-material change as the equity allocation is reviewed and finalized post close.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance Group is rated “A” (Excellent) by AM Best; ProAssurance and its operating subsidiaries are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

NEWS RELEASE For More Information: Ken McEwen Manager, Investor Relations 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

About NORCAL Group
The NORCAL Group provides medical professional liability insurance, risk management solutions and provider wellness resources to physicians, healthcare extenders, medical groups, hospitals, community clinics, and allied healthcare facilities throughout the country.
Transaction Advisors
ProAssurance has been advised in this transaction by Goldman Sachs & Co., LLC and the law firms of Burr & Forman, LLP and Sidley Austin, LLP. NORCAL has been advised by Waller Helms Advisors and the law firms of Mayer Brown, LLP, and McDermott Will & Emery, LLP.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
There are a number of risk factors that may cause outcomes that differ from our expectations or projections. These are described in detail in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

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